Exhibit 2.1

State of Delaware Secretary of State DMslon of Corporations Delivered 10:08 PM 10/25/2022 FILED 10:08 PM 10/2512022 SR 20223860127 - File Number 6800809	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZERGRATRAN SA, INC.

Byron Bennett certifies that:

The original name of the corporation is Zergratran SA, Inc. (the “Corporation”) and the date of fiing of the original Certificate oflncorpoation of the Corporation with the Secretary of State of the State of Delaware was May 6, 2022, and such Certificate of Incorporation was amended on June 21, 2022.

He is the duly elected and acting President of the Corporation.

The Certificate oflncorporation filed on May 6, 2022 and amended on June 21, 2022 is amended and restated to read as follows:

ARTICLE I

The name of the Corporation is Zergratran SA, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State ofDelaware is 16192 Coastal Highway, City of Lewes, County of Sussex, 19958. The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of capital stock all of which shall be designated “Common Stock” and have a par value of$0.0001 per share.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors of the Corporation is expressly authorize to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate oflncorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forums for (A) any derivative action or proceeding asserting a claim on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate oflncorporation or Bylaws, (D) any action or proceeding asserting a claim as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This Article VII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Executed on October 25, 2022

/s/ Byron Bennett
Byron Bennett, President